As filed with the Securities and Exchange Commission on April 12, 2010

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PLX TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	870 W. Maude Avenue	94-3008334
(State or other jurisdiction of incorporation or organization)	Sunnyvale, California 94085 (408) 774-9060	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Arthur Whipple
Chief Financial Officer
PLX Technology, Inc.
870 W. Maude Avenue
Sunnyvale, California 94085
(408) 774-9060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stephen J. Schrader, Esq.
Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, California 94111
(415) 576-3000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐  Accelerated filer  ☒  Non-accelerated filer  ☐ (Do not check if a smaller reporting company)  Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock par value $0.001 per share (3) Depositary Shares (3)
Total	$75,000,000	-	$75,000,000	$5,348

(1)
In no event will the aggregate maximum offering price of all securities issued by the registrant, from time to time, pursuant to this registration statement exceed $75,000,000. Such amount represents the offering price of any common stock or any depositary shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(3)
An unspecified indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at unspecified indeterminate prices. Separate consideration may or may not be received for registered securities represented by depositary shares.  Each depositary share will be issued under a deposit agreement, will represent an interest in one or more whole or fractional shares of common stock and will be evidenced by a depositary receipt.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 12, 2010

PLX TECHNOLOGY, INC.

$75,000,000
COMMON STOCK
DEPOSITARY SHARES

From time to time, we may offer, issue and sell common stock, and depositary shares representing underlying common stock, having an aggregate initial public offering price not to exceed $75,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

We may offer these securities on terms and at prices to be determined at the time of sale.  We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “PLXT.”  The last reported sale price of our common stock on the NASDAQ Global Select Market on April 9, 2010, was $5.67 per share.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or other offering materials.

You should consider carefully the risk factors beginning on page 6 of this prospectus and included in any applicable prospectus supplement before purchasing any of our securities offered under this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

FORWARD-LOOKING INFORMATION

The statements contained in prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include, without limitation, the statements regarding:

•	our expectation that there will continue to be a significant fluctuation in our quarterly operating results,
•	our belief that sales of our products to a relatively small number of customers will continue to account for a significant portion of our net sales,
•	our expectation that we will continue to invest in future research and development,
•	our belief that our growth prospects depend upon our ability to gain customer acceptance,
•	our expectation that we will continue to expend a significant amount of time and resources for product development and refinement,
•	our belief that we must maintain and cultivate relationships with electronic equipment manufacturers to obtain broad penetration in the markets for our products, and
•	our belief that our products have a competitive advantage due to the availability of development tools offered by third parties.

All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results could differ materially from those included in such forward-looking statements. These cautionary statements should be considered in the context of the risks described under the heading "Risk Factors" beginning on page 6 of this prospectus, or in the documents incorporated by reference in this prospectus. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”) on March 4, 2010. As used in this prospectus, unless context otherwise requires, the words “we,” “us,” “our,” “the Company” and “PLX” refer to PLX Technology, Inc. and include all of our consolidated subsidiaries.

The Company

PLX designs, develops, manufactures, and sells integrated circuits that perform critical system connectivity functions.  These interconnect products are a fundamental building block for standards-based electronic equipment.  The company markets its products to major customers that sell electronic systems in the server, enterprise storage, consumer storage, communications, PC peripheral, consumer and embedded markets.

Products based on current serial interconnect technology standards such as PCI Express, USB, SATA, and Ethernet provide capabilities to customers that previous parallel technologies did not.  They offer the ability for systems to scale in performance and capabilities, and allow for a standards-based building block approach that was not feasible in the past.  As these serial technologies have become mainstream, PLX has been able to offer differentiated products based on these standards that provide scalability and performance at a low cost.

PLX is a Delaware corporation established in 1986 with headquarters at 870 W. Maude Avenue, Sunnyvale, California 94085.  The telephone number is (408) 774-9060. Additional information about PLX is available on our website at http://www.plxtech.com.  Information contained in the website is not part of this prospectus.

Market Share

The company is the market share leader in PCI Express switches and bridges.  We recognized the trend towards this serial, switched interconnect technology early, launched products for this market long before our competitors, and have deployed multiple generations of products to serve a general-purpose, horizontal market.  In addition to enabling customer differentiation through our product features, the breadth of our product offering is in itself a significant benefit to our customers, since we can serve the complete needs of our customers with cost-effective solutions tailored to specific system requirements.  Our long experience with PCI Express connectivity products enables PLX to deliver reliable devices that operate in non-ideal real-world, system environments.

PLX is building on its broad, general purpose interconnect success, and in particular its success in enterprise storage, by focusing on a rapidly growing vertical market: Consumer/Small Office Home Office (SOHO) storage.  On January 2, 2009, PLX completed the acquisition of Oxford Semiconductor, Inc. (Oxford), a leading supplier of semiconductor components for the consumer and SOHO markets. Oxford has brought to market several generations of products that allow storage customers to attach their disk subsystems directly to a computer through USB (DAS), or to attach them through their local area network (NAS) via Ethernet.  We identified the shift from parallel to serial hard disk connectivity early, and benefited from this trend to become the leader in high performance consumer/SOHO storage connectivity.   Our products provide the richest variety of connectivity options, including USB, Serial ATA, external Serial ATA, 1394, and Ethernet, and offer capabilities such as RAID and data encryption at industry leading performance levels.

PLX offers a complete solution consisting of semiconductor devices, software development kits, hardware design kits, operating system ports, and firmware solutions that enable added-value features in our products.  We differentiate our products by offering higher performance at lower power, by enabling a richer customer experience based on proprietary features that enable system-level customer advantages, and by providing capabilities that enable a customer to get to market more quickly.

Strategy

The PLX growth strategy has several key components:

•	Identify the technology trends and discontinuities that drive high-volume markets and deliver appropriate products to that market before the competition;

•	Deliver comprehensive solutions, including semiconductor devices, the necessary software and development kits to allow rapid time-to-market and worldwide local technical support;

•	Offer added-value features that enable our customers to differentiate their products;

•	Focus on adding value at high volume price points.

The Offerings

Securities we may offer:
The securities we may offer from time to time by this prospectus are:

• common stock
• depositary shares

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future.

Use of proceeds
Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

• expanding our R&D facilities;
• acquiring companies in our industry and related businesses;
• providing additional working capital; and
• capital expenditures.

Risk Factors
You should carefully consider all of the information set forth in or incorporated by reference into this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities.

RISK FACTORS

An investment in the common stock offered by this prospectus involves a number of risks. Before making an investment decision, you should carefully read the entire prospectus, including this section and the documents incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Global Economic Conditions May Continue to Have an Adverse Effect on Our Businesses and Results of Operations

In late 2008 and 2009, the severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy contributed to slowdowns in the industries in which we operate.  Economic uncertainty exacerbated negative trends in spending and caused certain customers to push out, cancel, or refrain from placing orders, which reduced revenue. We have seen market conditions improve in the second half of 2009, however, the outlook for 2010 remains uncertain. Difficulties in obtaining capital and uncertain market conditions may lead to the inability of some customers to obtain affordable financing, resulting in lower sales. Customers with liquidity issues may lead to additional bad debt expense. These conditions may also similarly affect key suppliers, which could affect their ability to deliver parts and result in delays in the availability of product.  Further, these conditions and uncertainty about future economic conditions make it challenging for us to forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations. In addition, we maintain an investment portfolio that is subject to general credit, liquidity, market and interest rate risks that may be exacerbated by deteriorating financial market conditions and, as a result, the value and liquidity of the investment portfolio could be negatively impacted and lead to impairment.  If the current improving economic conditions are not sustained and deteriorate further, or if we are not able to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition or results of operations may be materially and adversely affected.

Our Operating Results May Fluctuate Significantly Due To Factors Which Are Not Within Our Control

Our quarterly operating results have fluctuated significantly in the past and are expected to fluctuate significantly in the future based on a number of factors, many of which are not under our control.  Our operating expenses, which include product development costs and selling, general and administrative expenses, are relatively fixed in the short-term.  If our revenues are lower than we expect because we sell fewer semiconductor devices, delay the release of new products or the announcement of new features, or for other reasons, we may not be able to quickly reduce our spending in response.

Other circumstances that can affect our operating results include:

•	the timing of significant orders, order cancellations and reschedulings;
•	the loss of one or more significant customers;
•	introduction of products and technologies by our competitors;
•	the availability of production capacity at the fabrication facilities that manufacture our products;
•	our significant customers could lose market share that may affect our business;
•	integration of our product functionality into our customers’ products;
•	our ability to develop, introduce and market new products and technologies on a timely basis;
•	unexpected issues that may arise with devices in production;
•	shifts in our product mix toward lower margin products;
•	changes in our pricing policies or those of our competitors or suppliers, including decreases in unit average selling prices of our products;
•	the availability and cost of materials to our suppliers;
•	general macroeconomic conditions; and
•	political climate.

These factors are difficult to forecast, and these or other factors could adversely affect our business.  Any shortfall in our revenues would have a direct impact on our business.  In addition, fluctuations in our quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

The Cyclical Nature Of The Semiconductor Industry May Lead To Significant Variances In The Demand For Our Products

In the past, the semiconductor industry has been characterized by significant downturns and wide fluctuations in supply and demand.  Also, the industry has experienced significant fluctuations in anticipation of changes in general economic conditions.  This cyclicality has led to significant variances in product demand and production capacity.  It has also accelerated erosion of average selling prices per unit.  We may experience periodic fluctuations in our future financial results because of industry-wide conditions.

Because A Substantial Portion Of Our Net Revenues Are Generated By A Small Number Of Large Customers, If Any Of These Customers Delays Or Reduces Its Orders, Our Net Revenues And Earnings Will Be Harmed

Historically, a relatively small number of customers have accounted for a significant portion of our net revenues in any particular period.  With respect to customer concentrations, see Note 5 of the consolidated financial statements in our Form 10-K for the year ended December 31, 2009.

We have no long-term volume purchase commitments from any of our significant customers. We cannot be certain that our current customers will continue to place orders with us, that orders by existing customers will continue at the levels of previous periods or that we will be able to obtain orders from new customers. In addition, some of our customers supply products to end-market purchasers and any of these end-market purchasers could choose to reduce or eliminate orders for our customers' products. This would in turn lower our customers' orders for our products.

We anticipate that sales of our products to a relatively small number of customers will continue to account for a significant portion of our net revenues.  Due to these factors, the following have in the past and may in the future reduce our net revenues or earnings:

•	the reduction, delay or cancellation of orders from one or more of our significant customers;
•	the selection of competing products or in-house design by one or more of our current customers;
•	the loss of one or more of our current customers; or
•	a failure of one or more of our current customers to pay our invoices.

Intense Competition In The Markets In Which We Operate May Reduce The Demand For Or Prices Of Our Products

Competition in the semiconductor industry is intense.  If our main target market, the microprocessor-based systems market, continues to grow, the number of competitors may increase significantly. In addition, new semiconductor technology may lead to new products that can perform similar functions as our products.  Some of our competitors and other semiconductor companies may develop and introduce products that integrate into a single semiconductor device the functions performed by our semiconductor devices.  This would eliminate the need for our products in some applications.

In addition, competition in our markets comes from companies of various sizes, many of which are significantly larger and have greater financial and other resources than we do and thus can better withstand adverse economic or market conditions.  Therefore, we cannot assure you that we will be able to compete successfully in the future against existing or new competitors, and increased competition may adversely affect our business.  See “Item 1, Business - Competition” and “-Products” in our Form 10-K for the year ended December 31, 2009.

Our Independent Manufacturers May Not Be Able To Meet Our Manufacturing Requirements

We do not manufacture any of our semiconductor devices.  Therefore, we are referred to in the semiconductor industry as a “fabless” producer of semiconductors.  Consequently, we depend upon third party manufacturers to produce semiconductors that meet our specifications.  We currently have third party manufacturers located in China, Japan, Korea, Malaysia, Singapore and Taiwan that can produce semiconductors which meet our needs.  However, as the semiconductor industry continues to progress towards smaller manufacturing and design geometries, the complexities of producing semiconductors will increase.  Decreasing geometries may introduce new problems and delays that may affect product development and deliveries.  Due to the nature of the semiconductor industry and our status as a “fabless” semiconductor company, we could encounter fabrication-related problems that may affect the availability of our semiconductor devices, delay our shipments or may increase our costs.

Only a small number of our semiconductor devices are currently manufactured by more than one supplier.  We place our orders on a purchase order basis and do not have a long term purchase agreement with any of our existing suppliers.  In the event that the supplier of a semiconductor device was unable or unwilling to continue to manufacture our products in the required volume, we would have to identify and qualify a substitute supplier.  Introducing new products or transferring existing products to a new third party manufacturer or process may result in unforeseen device specification and operating problems.  These problems may affect product shipments and may be costly to correct.  Silicon fabrication capacity may also change, or the costs per silicon wafer may increase.  Manufacturing-related problems may have a material adverse effect on our business.

Lower Demand For Our Customers’ Products Will Result In Lower Demand For Our Products

Demand for our products depends in large part on the development and expansion of the high-performance microprocessor-based systems markets including networking and telecommunications, enterprise and consumer storage, imaging and industrial applications.  The size and rate of growth of these microprocessor-based systems markets may in the future fluctuate significantly based on numerous factors. These factors include the adoption of alternative technologies, capital spending levels and general economic conditions.  Demand for products that incorporate high-performance microprocessor-based systems may not grow.

Our Lengthy Sales Cycle Can Result In Uncertainty And Delays With Regard To Our Expected Revenues

Our customers typically perform numerous tests and extensively evaluate our products before incorporating them into their systems.  The time required for test, evaluation and design of our products into a customer’s equipment can range from six to twelve months or more.  It can take an additional six to twelve months or more before a customer commences volume shipments of equipment that incorporates our products.  Because of this lengthy sales cycle, we may experience a delay between the time when we increase expenses for research and development and sales and marketing efforts and the time when we generate higher revenues, if any, from these expenditures.

In addition, the delays inherent in our lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans.  When we achieve a design win, there can be no assurance that the customer will ultimately ship products incorporating our products.  Our business could be materially adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release products incorporating our products.

Failure To Have Our Products Designed Into The Products Of Electronic Equipment Manufacturers Will Result In Reduced Sales

Our future success depends on electronic equipment manufacturers that design our semiconductor devices into their systems.  We must anticipate market trends and the price, performance and functionality requirements of current and potential future electronic equipment manufacturers and must successfully develop and manufacture products that meet these requirements.  In addition, we must meet the timing requirements of these electronic equipment manufacturers and must make products available to them in sufficient quantities.  These electronic equipment manufacturers could develop products that provide the same or similar functionality as one or more of our products and render these products obsolete in their applications.

We do not have purchase agreements with our customers that contain minimum purchase requirements.  Instead, electronic equipment manufacturers purchase our products pursuant to short-term purchase orders that may be canceled without charge. We believe that in order to obtain broad penetration in the markets for our products, we must maintain and cultivate relationships, directly or through our distributors, with electronic equipment manufacturers that are leaders in the embedded systems markets.  Accordingly, we will incur significant expenditures in order to build relationships with electronic equipment manufacturers prior to volume sales of new products. If we fail to develop relationships with additional electronic equipment manufacturers to have our products designed into new microprocessor-based systems or to develop sufficient new products to replace products that have become obsolete, our business would be materially adversely affected.

Defects In Our Products Could Increase Our Costs And Delay Our Product Shipments

Our products are complex. While we test our products, these products may still have errors, defects or bugs that we find only after commercial production has begun. We have experienced errors, defects and bugs in the past in connection with new products.

Our customers may not purchase our products if the products have reliability, quality or compatibility problems. This delay in acceptance could make it more difficult to retain our existing customers and to attract new customers.  Moreover, product errors, defects or bugs could result in additional development costs, diversion of technical and other resources from our other development efforts, claims by our customers or others against us, or the loss of credibility with our current and prospective customers. In the past, the additional time required to correct defects has caused delays in product shipments and resulted in lower revenues. We may have to spend significant amounts of capital and resources to address and fix problems in new products.

We must continuously develop our products using new process technology with smaller geometries to remain competitive on a cost and performance basis.  Migrating to new technologies is a challenging task requiring new design skills, methods and tools and is difficult to achieve.

Failure Of Our Products To Gain Market Acceptance Would Adversely Affect Our Financial Condition

We believe that our growth prospects depend upon our ability to gain customer acceptance of our products and technology.  Market acceptance of products depends upon numerous factors, including compatibility with other products, adoption of relevant interconnect standards, perceived advantages over competing products and the level of customer service available to support such products.  There can be no assurance that growth in sales of new products will continue or that we will be successful in obtaining broad market acceptance of our products and technology.

We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenues from the sale of any new products. Our ability to commercially introduce and successfully market any new products is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay introduction of these products to the marketplace. In addition, since our customers are not obligated by long-term contracts to purchase our products, our anticipated product orders may not materialize, or orders that do materialize may be cancelled. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our products in order to recoup research and development expenditures. The failure of any of our new products to achieve market acceptance would harm our business, financial condition, results of operation and cash flows.

A Large Portion Of Our Revenues Is Derived From Sales To Third-Party Distributors Who May Terminate Their Relationships With Us At Any Time

We depend on distributors to sell a significant portion of our products. Sales through distributors accounted for approximately 89%, 80% and 77% of our net revenues in 2009, 2008 and 2007, respectively. Some of our distributors also market and sell competing products.  Distributors may terminate their relationships with us at any time.  Our future performance will depend in part on our ability to attract additional distributors that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. We may lose one or more of our current distributors or may not be able to recruit additional or replacement distributors. The loss of one or more of our major distributors could have a material adverse effect on our business, as we may not be successful in servicing our customers directly or through manufacturers’ representatives.

The Demand For Our Products Depends Upon Our Ability To Support Evolving Industry Standards

A majority of our revenues are derived from sales of products, which rely on the PCI Express, PCI, PCI-X, Serial ATA, Ethernet, 1394 and USB standards.  If markets move away from these standards and begin using new standards, we may not be able to successfully design and manufacture new products that use these new standards.  There is also the risk that new products we develop in response to new standards may not be accepted in the market.  In addition, these standards are continuously evolving, and we may not be able to modify our products to address new specifications.  Any of these events would have a material adverse effect on our business.

We Must Make Significant Research And Development Expenditures Prior To Generating Revenues From Products

To establish market acceptance of a new semiconductor device, we must dedicate significant resources to research and development, production and sales and marketing.  We incur substantial costs in developing, manufacturing and selling a new product, which often significantly precede meaningful revenues from the sale of this product.  Consequently, new products can require significant time and investment to achieve profitability.  Investors should understand that our efforts to introduce new semiconductor devices or other products or services may not be successful or profitable.  In addition, products or technologies developed by others may render our products or technologies obsolete or noncompetitive.

We record as expenses the costs related to the development of new semiconductor devices and other products as these expenses are incurred.  As a result, our profitability from quarter to quarter and from year to year may be adversely affected by the number and timing of our new product launches in any period and the level of acceptance gained by these products.

We Could Lose Key Personnel Due To Competitive Market Conditions And Attrition

Our success depends to a significant extent upon our senior management and key technical and sales personnel.  The loss of one or more of these employees could have a material adverse effect on our business.  We do not have employment contracts with any of our executive officers.

Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel.  Competition for such personnel in the semiconductor industry is intense, and we may not be able to retain our key personnel or to attract, assimilate or retain other highly qualified personnel in the future.  In addition, we may lose key personnel due to attrition, including health, family and other reasons.  We have experienced, and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications.  If we do not succeed in hiring and retaining candidates with appropriate qualifications, our business could be materially adversely affected.

The Successful Marketing And Sales Of Our Products Depend Upon Our Third Party Relationships, Which Are Not Supported By Written Agreements

When marketing and selling our semiconductor devices, we believe we enjoy a competitive advantage based on the availability of development tools offered by third parties.  These development tools are used principally for the design of other parts of the microprocessor-based system but also work with our products.  We will lose this advantage if these third party tool vendors cease to provide these tools for existing products or do not offer them for our future products.  This event could have a material adverse effect on our business.  We have no written agreements with these third parties, and these parties could choose to stop providing these tools at any time.

Our Limited Ability To Protect Our Intellectual Property And Proprietary Rights Could Adversely Affect Our Competitive Position

Our future success and competitive position depend upon our ability to obtain and maintain proprietary technology used in our principal products.  Currently, we have limited protection of our intellectual property in the form of patents and rely instead on trade secret protection.  Our existing or future patents may be invalidated, circumvented, challenged or licensed to others.  The rights granted there under may not provide competitive advantages to us.  In addition, our future patent applications may not be issued with the scope of the claims sought by us, if at all.  Furthermore, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned or licensed by us.  In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in foreign countries where we may need protection.  We cannot be sure that steps taken by us to protect our technology will prevent misappropriation of the technology.

We may from time to time receive notifications of claims that we may be infringing patents or other intellectual property rights owned by third parties.  Any intellectual property litigation that is brought against us could result in significant expenses to us and adversely affect sales of the challenged product or technology.  This litigation could also divert the efforts of our technical and management personnel, whether or not the litigation is determined in our favor.  In addition, we may not be able to develop or acquire non-infringing technology or procure licenses to the infringing technology under reasonable terms.  This could require expenditures by us of substantial time and other resources.  Any of these developments would have a material adverse effect on our business.

Acquisitions Could Adversely Affect Our Financial Condition And Could Expose Us To Unanticipated Liabilities

As part of our business strategy, we expect to continue to review acquisition prospects that would complement our existing product offerings, improve market coverage or enhance our technological capabilities.  Potential future acquisitions could result in any or all of the following:

•	potentially dilutive issuances of equity securities;
•	large acquisition-related write-offs;
•	potential patent and trademark infringement claims against the acquired company;
•	the incurrence of debt and contingent liabilities or amortization expenses related to other intangible assets;
•	difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies;
•	the incurrence of additional operating losses and expenses of companies we may acquire;
•	possible delay or failure to achieve expected synergies;
•	diversion of management’s attention from other business concerns;
•	risks of entering geographic and business markets in which we have no or limited prior experience; and
•	potential loss of key employees.

Because We Sell Our Products To Customers Outside Of The United States And Because Our Products Are Incorporated With Products Of Others That Are Sold Outside Of The United States We face Foreign Business, Political And Economic Risks

Sales outside of the United States accounted for 84%, 77% and 71% of our net revenues in 2009, 2008 and 2007, respectively.  Sales outside of the United States may fluctuate in future periods and may continue to account for a large portion of our revenues. In addition, equipment manufacturers who incorporate our products into their products sell their products outside of the Unites States, thereby exposing us indirectly to foreign risks. Further, most of our semiconductor products are manufactured outside of the United States. Accordingly, we are subject to international risks, including:

•	difficulties in managing distributors;
•	difficulties in staffing and managing foreign subsidiary and branch operations;
•	political and economic instability;
•	foreign currency exchange fluctuations;
•	difficulties in accounts receivable collections;
•	potentially adverse tax consequences;
•	timing and availability of export licenses;
•	changes in regulatory requirements, tariffs and other barriers;
•	difficulties in obtaining governmental approvals for telecommunications and other products; and
•	the burden of complying with complex foreign laws and treaties.

Because sales of our products have been denominated to date exclusively in United States dollars, increases in the value of the United States dollar will increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, which could lead to a reduction in sales and profitability in that country.

We May Be Required To Record A Significant Charge To Earnings If Our Goodwill, Amortizable Intangible Assets Or Other Long Lived Asset Become Impaired

Under generally accepted accounting principles, we review our amortizable intangible and long lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment annually during the fourth quarter and between annual tests in certain circumstances. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill, amortizable intangible assets or other long lived assets may not be recoverable, include a persistent decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry. As a result of the goodwill impairment testing in the fourth quarter of 2008 we fully impaired the goodwill and remaining intangible assets associated with the Sebring, HiNT Corporation and NetChip Technology, Inc. acquisitions for a total of $35.5 million. During this review we also recorded an impairment charge of $18.8 million due to the decline in the value of our Sunnyvale headquarters building. In the fourth quarter of 2009, we tested the goodwill acquired in 2009 through the acquisition of Oxford and determined there was no impairment. We may record additional goodwill and other intangible assets related to the acquisition of Oxford and potential future acquisitions. We may be required to record a significant charge in our financial statements during the period in which any additional impairment of our goodwill, amortizable intangible assets or other long lived assets is determined, which would adversely impact our results of operations.

Our Principal Stockholders Have Significant Voting Power And May Take Actions That May Not Be In The Best Interests Of Our Other Stockholders

Our executive officers, directors and other principal stockholders, in the aggregate, beneficially own a substantial amount of our outstanding common stock.  Although these stockholders do not have majority control, they currently have, and likely will continue to have, significant influence with respect to the election of our directors and approval or disapproval of our significant corporate actions.  This influence over our affairs might be adverse to the interests of other stockholders.  In addition, the voting power of these stockholders could have the effect of delaying or preventing a change in control of PLX.

The Anti-Takeover Provisions In Our Certificate of Incorporation Could Adversely Affect The Rights Of The Holders Of Our Common Stock

Anti-takeover provisions of Delaware law and our Certificate of Incorporation may make a change in control of PLX more difficult, even if a change in control would be beneficial to the stockholders.  These provisions may allow the Board of Directors to prevent changes in the management and control of PLX.

As part of our anti-takeover devices, our Board of Directors has the ability to determine the terms of preferred stock and issue preferred stock without the approval of the holders of the common stock.  Our Certificate of Incorporation allows the issuance of up to 5,000,000 shares of preferred stock.  There are no shares of preferred stock outstanding.  However, because the rights and preferences of any series of preferred stock may be set by the Board of Directors in its sole discretion without approval of the holders of the common stock, the rights and preferences of this preferred stock may be superior to those of the common stock.  Accordingly, the rights of the holders of common stock may be adversely affected.  Consistent with Delaware law, our Board of Directors may adopt additional anti-takeover measures in the future.

SECURITIES WE MAY OFFER

Types of Securities

The securities we may offer from time to time by this prospectus are:

•	common stock
•	depositary shares

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future.

The aggregate initial offering price of all securities sold will not exceed $75,000,000. When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:

•	the type and amount of securities which we propose to sell;
•	the initial public offering price of the securities;
•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;
•	the compensation, if any, of those underwriters, agents or dealers;
•	if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;
•	material United States federal income tax considerations applicable to the securities;
•	any material risk factors associated with the securities; and
•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

•	expanding our R&D facilities;
•	acquiring companies in our industry and related businesses;
•	providing additional working capital; and
•	capital expenditures.

Pending any use, as described in the applicable prospectus supplement, we plan to invest the net proceeds in investment-grade, short-term, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of February 28, 2010, there were approximately 37,025,078 shares of PLX common stock outstanding and no shares of preferred stock issued and outstanding.

Description of Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may not cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of PLX, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of any outstanding preferred stock. Our common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Description of Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of 5,000,000 shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. The issuance of the preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions; Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and employees, owns or, within three years prior, did own 15% or more of the corporation's voting stock.

Stockholder Action; Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual, a special meeting of the stockholders or may be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by our chairman of the board of directors, our president or our board of directors.

Our Board of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that directors may be removed with or without cause by a vote of a majority of the stockholders and that vacancies on the board of directors created either by resignation, death, retirement, disqualification, removal or by an increase in the size of the board of directors may be filled by a majority vote of the directors in office. Our amended and restated certificate of incorporation also specifies that the authorized number of directors may be changed only by an amendment to our amended and restated certificate of incorporation or our amended and restated bylaws. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Registration Rights

In connection with our acquisition of Oxford Semiconductor in January 2009, we filed registration statements during 2009 covering the resale of shares of our common stock issued to the former Oxford Semiconductor stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc.

Listing

Our common stock is quoted on The NASDAQ Stock Market LLC under the trading symbol “PLXT.”

DESCRIPTION OF DEPOSITARY SHARES

General.

We may elect to offer depositary shares, which represent a share or fractional share of common stock (to be set forth in the applicable prospectus supplement).  If we exercise this option, we will issue to the public receipts for depositary shares.  We may use such depositary shares as a means to offer shares of our common stock outside the United States of America.  The depositary shares would then be used for the offers and sales made outside the United States under arrangements for the depositary shares that are customary in the jurisdiction in which they trade, and each of these depositary shares would then represent a share or fractional share of common stock.

The shares of common stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will likely have its principal office in the jurisdiction in which the trading of depositary shares is expected.  Each owner of a depositary share will be entitled to all of the voting and other rights afforded to our common stock as described above under “Description of Capital Stock” in this Prospectus.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the shares of common stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed with the SEC.  The following summary is of the anticipated terms of the deposit agreement, the depositary shares and the depositary receipts.  The applicable prospectus supplement will describe the precise terms of these documents and such terms may modify or supersede the terms set forth in this prospectus. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions.

Although PLX has not historically paid any dividends or other distributions on its common stock, the depositary will distribute cash dividends or other cash distributions, if any, received with respect to the common stock held by the depositary or its custodian to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Voting the Common Stock underlying Depositary Shares.

Upon receipt of notice of any meeting at which the holders of the common stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the common stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the common stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the common stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of common stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of common stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the common stock.

Amendment and Termination of the Depositary Agreement.

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying common stock in connection with our liquidation, dissolution or winding up and the common stock has been distributed to the holders of depositary receipts.

Charges of Depositary.

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the common stock. Holders of depositary receipts will pay other transfer and taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of common stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous.

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the common stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or common stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting common stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary.

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States in any of the following ways:

•	directly to investors or to other purchasers;
•	through agents;
•	through dealers;
•	to or through underwriters or a syndicate of underwriters or dealers; or
•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.

We have reserved the right to sell the securities directly to investors, including persons who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), on our own behalf, in those jurisdictions where we are authorized to do so. We may also sell securities upon the exercise of rights that we may issue to our security holders. In these cases, no underwriters or agents would be involved. The sale of the securities may be effected in transactions (a) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our agents and underwriters, may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

In connection with offerings of securities, we may enter into derivative transactions with third parties in connection with which such third parties may sell common stock registered hereunder including in short sale transactions.

If we use underwriters to sell securities, we may enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities from time to time in one or more transactions, including negotiated transactions, to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents. The underwriters may also offer the securities through underwriting syndicates represented by one or more managing underwriters or directly by on or more firms acting as underwriters.

Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase the securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of their business. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

During and after an offering through underwriters, the underwriters may purchase and sell securities in the open market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise prevail in the open market. If commenced, the underwriter may discontinue these activities at any time. Those transactions may include:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

LEGAL MATTERS

The validity of the securities offered under this prospectus has been passed upon for us by Baker & McKenzie LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND ADDITIONAL INFORMATION ABOUT PLX TECHNOLOGY

We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

We have filed with the SEC a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock and depositary shares that may be offered by the Company. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and any future filings (excluding filings that are deemed to be “furnished” but not “filed” with the SEC) we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. The documents we incorporate by reference include:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 4, 2010.

2.	The description of our common stock contained in our registration statement on Form 8-A (Reg. No. 000-25699) filed on April 2, 1999.

3.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding documents that are deemed to be “furnished” but not “filed” with the SEC) prior to the termination of this offering.

Each of these filings is available from the SEC as described above.  The public may read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Investor Relations, PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, California 94085, telephone number (408) 774-9060.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$5,348
Printing expenses	$10,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$4,652
Total	$65,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The indemnification and liability of the Registrant's directors and officers are governed by Delaware law.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. The Registrant's bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

The Registrant's amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16.    EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-71795) and incorporated herein by reference).

4.2	Registrant's Amended and Restated Bylaws (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 26, 2007 and incorporated herein by reference).
4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).

4.4	Form of Depositary Agreement*
5.1	Opinion of Baker & McKenzie LLP.
23.1	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).
23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney

*To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.

ITEM 17.    UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; and

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 12th day of April, 2010.

PLX TECHNOLOGY, INC.

By:	/s/ Ralph H. Schmitt
Ralph H. Schmitt
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ralph H. Schmitt	President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2010
Ralph H. Schmitt

/s/ Arthur O. Whipple	Chief Financial Officer (Principal Finanacial and Accounting Officer)	April 12, 2010
Arthur O. Whipple

/s/ D. James Guzy*	Chairman of the Board of Directors	April 12, 2010
D. James Guzy

/s/ Michael J. Salameh*	Director	April 12, 2010
Michael J. Salameh

/s/ John H. Hart*	Director	April 12, 2010
John H. Hart

/s/Robert H. Smith*	Director	April 12, 2010
Robert H. Smith

/s/Thomas Riordan*	Director	April 12, 2010
Thomas Riordan

/s/ Patrick Verderico*	Director	April 12, 2010
Patrick Verderico

* By: /s/ Arthur O. Whipple
Arthur O. Whipple
Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-71795) and incorporated herein by reference).

4.2	Registrant's Amended and Restated Bylaws (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 26, 2007 and incorporated herein by reference).
4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).

4.4	Form of Depositary Agreement*
5.1	Opinion of Baker & McKenzie LLP.
23.1	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).
23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney.

*To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.